Exhibit 99.1

First BanCorp. Announces Earnings For the Quarter and Year Ended December 31, 2019

  Net income of $36.4 million, or $0.16 per diluted share, for the fourth quarter of 2019, compared to $46.3 million, or $0.21 per diluted share, for the third quarter of 2019.  The results for the fourth and third quarters of 2019 included approximately $10.9 million and $0.6 million, respectively, of merger and restructuring costs associated with the pending acquisition of Banco Santander Puerto Rico and related restructuring initiatives.
  On a non-GAAP basis, adjusted net income for the fourth quarter of 2019 decreased by $2.3 million to  $42.8 million, or $0.19 per diluted share (which excludes the effect of events that are discussed in the Special Items section below and consist of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts), compared to adjusted net income of $45.1 million for the third quarter of 2019, or $0.20 per diluted share.
  Income before income taxes of $53.5 million for the fourth quarter of 2019, compared to $65.6 million for the third quarter of 2019.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $72.1 million for the fourth quarter of 2019, compared to $70.8 million for the third quarter of 2019.
  Net interest income decreased by $4.5 million to $139.9 million for the fourth quarter of 2019, compared to $144.4 million for the third quarter of 2019, primarily due to the effect in the third quarter of a $3.0 million accelerated discount accretion from the payoff of a commercial mortgage loan and the downward repricing of variable-rate commercial loans during the fourth quarter.
  Net interest margin was 4.70% for the fourth quarter of 2019, compared to 4.89% for the third quarter of 2019, reflecting, among other things, the effect in the third quarter of the aforementioned $3.0 million accelerated discount accretion from the payoff of a commercial mortgage loan which accounted for  approximately 10 basis points of the decrease in the net interest margin.
  Provision for loan and lease losses increased by $1.1 million to $8.5 million for the fourth quarter of 2019, compared to $7.4 million for the third quarter of 2019, primarily due to increases in the provision for residential mortgage and consumer loan portfolios, partially offset by a higher net loan loss reserve release for commercial and construction loans.
  Non-interest income increased by $3.0 million to $24.4 million for the fourth quarter of 2019, compared to $21.4 million for the third quarter of 2019, primarily due to a $2.1 million gain from the sale of a $6.7 million nonaccrual commercial mortgage loan held for sale, and the effect in the third quarter of a $0.5 million other-than-temporary impairment (“OTTI”) charge on private-label mortgage-backed securities (“MBS”).
  Non-interest expenses increased by $9.5 million to $102.3 million for the fourth quarter of 2019, compared to $92.8 million for the third quarter of 2019, primarily due to the $10.9 million of merger and restructuring costs recorded in the fourth quarter in connection with the pending acquisition of Banco Santander Puerto Rico and related restructuring initiatives.
  Income tax expense of $17.1 million for the fourth quarter of 2019, compared to $19.3 million for the third quarter of 2019.
  Credit quality variances:
    Non-performing assets (“NPAs”) decreased in the quarter by $14.7 million to $317.4 million as of December 31, 2019, primarily due to the aforementioned sale of a $6.7 million nonaccrual commercial mortgage loan held for sale and a $5.6 million decrease in nonaccrual residential mortgage loans.
    The annualized net charge-off rate was 0.84% for the fourth quarter of 2019, compared to 0.61% for the third quarter of 2019.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, increased by $261.2 million to $7.9 billion as of December 31, 2019, reflecting increases of $179.6 million in the Puerto Rico region, $81.2 million in the Florida region, and $0.4 million in the Virgin Islands region.
  Brokered CDs decreased in the quarter by $48.0 million to $435.1 million as of December 31, 2019.
  Government deposits increased in the quarter by $2.3 million to $1.1 billion as of December 31, 2019, reflecting increases of $58.7 million in the Puerto Rico region and $7.6 million in the Florida region, partially offset by a $64.0 million decrease in the Virgin Islands region.
  Total loans increased in the quarter by $30.8 million to $9.0 billion as of December 31, 2019.  The increase consisted of an $81.9 million increase in consumer loans and a $9.2 million increase in commercial and construction loans, partially offset by a $60.3 million decrease in residential mortgage loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.1 billion in the fourth quarter of 2019, compared to $1.0  billion in the third quarter of 2019.  The increase consisted of $72.4 million in commercial and construction loan originations, primarily due to both an increase in new loan originations in the Florida region and higher utilization of floor plan credit lines, $11.1 million in residential mortgage loan originations, and  $2.8 million in consumer loan originations.
  Total capital, common equity Tier 1 capital (“CET1”), Tier 1 capital, and leverage ratios of 25.22%, 21.60%, 22.00%, and 16.15%, respectively, as of December 31, 2019. The tangible common equity ratio was 17.15% as of December 31, 2019.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 28, 2020--First BanCorp. (the “Corporation”) (NYSE:FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $36.4 million, or $0.16 per diluted share, for the fourth quarter of 2019, compared to $46.3 million, or $0.21 per diluted share, for the third quarter of 2019, and $101.1 million, or $0.46 per diluted share, for the fourth quarter of 2018. The results for the fourth quarter of 2018 included a $53.3 million net tax benefit related to a $63.2 million one-time benefit resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance, partially offset by a one-time non-cash charge of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018.

For the year ended December 31, 2019, the Corporation reported net income of $167.4 million, or $0.76 per diluted share, compared to $201.6 million, or $0.92 per diluted share, for the year ended December 31, 2018. On a non-GAAP basis, adjusted net income for the year ended December 31, 2019 of $165.6 million, or $0.75 per diluted share, compared to adjusted net income of $137.1 million, or $0.62 per diluted share for the year ended December 31, 2018. On a year-over-year basis, the Corporation improved its profitability metrics including: (i) Return on Average Assets (“ROA”) of 1.34% (1.33% adjusted for Special Items) for 2019 compared to 1.65% (1.12% adjusted for Special Items) for 2018; (ii) Net interest margin of 4.85% for 2019 compared to 4.55% for 2018; and (iii) Efficiency ratio of 57.5% (56.6% adjusted for Special Items) for 2019 compared to 58.9% (58.7% adjusted for Special Items) for 2018. In addition, the ratio of NPAs to total assets decreased to 2.5% as of December 31, 2019 from 3.8% as of December 31, 2018, reflecting the effect of a $149.7 million, or 32%, decrease in total NPAs during the year. The total loan portfolio as of December 31, 2019 grew by $140.4 million as compared to the portfolio as of December 31, 2018, and core deposits grew by $312.8 million as compared to the 2018 year-end amount.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “2019 was a momentous year for our company and we are working diligently toward the approval, closing and integration of the recently announced acquisition of Banco Santander Puerto Rico. We reported $36.4 million of net income for the fourth quarter of 2019, which included $6.8 million of after-tax merger and restructuring charges. Our adjusted core results of $42.8 million, or $0.19 per diluted share, were slightly below the prior quarter reflecting the impact of the current interest rate environment. Our pre-tax, pre-provision income was stronger at $72.1 million this quarter.

Key franchise metrics continue to move in a positive direction; our loan portfolio grew this quarter with continued reductions in non-performing assets. Loan originations and renewals were solid reaching $1.1 billion. Net of non-performing loan reductions, the performing loan book grew approximately $43 million. Our deposits, net of government and brokered CDs, also grew nicely by $261 million in all regions, although the majority of the growth occurred in both Puerto Rico and Florida.

For the full year 2019, we generated net income of $167.4 million or a 1.34% ROA, we originated and renewed over $4.0 billion in loans and credit facilities, we grew our loan portfolio by $140 million, we grew our core deposits by $313 million, and reduced our non-performing assets by 32%. Our pre-tax, pre-provision earnings increased 13.8% to $284 million in 2019 as compared to prior year.

On the capital front, our capital now exceeds $2.2 billion and we announced a 67% increase in our quarterly common dividend last quarter. We are very pleased with the Corporation’s performance during 2019 and we are excited to move forward with the closing and integration of our recently announced acquisition, pending regulatory approval. We look ahead at 2020 as a transformational year for our company, the earnings power of the combined franchise will drive future capital generation while becoming a stronger competitor with significant capital to support incremental lending activity and ongoing growth initiatives on the expanded footprint.”

SPECIAL ITEMS

The financial results for the fourth and third quarters of 2019 and the fourth quarter of 2018 reflect the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”):

Quarter ended December 31, 2019

- Merger and restructuring costs of $10.9 million ($6.8 million after-tax) in connection with the previously announced stock purchase agreement with Santander Holdings USA, Inc., to acquire Banco Santander Puerto Rico (“BSPR”) and related restructuring initiatives. Merger and restructuring costs primarily included advisory, legal, valuation, and other professional service fees associated with the pending acquisition of BSPR, as well as a $3.4 million charge related to a voluntary separation program (the “VSP”) offered to eligible employees during the fourth quarter of 2019 in connection with initiatives to capitalize on expected operational efficiencies from the acquisition. A total of 54 employees elected to participate in the VSP on or before December 6, 2019, the due date established for participation in the program, which represented a participation rate of 53% of eligible employees, with employment separations occurring no later than February 29, 2020.

- A $0.7 million ($0.5 million after-tax) benefit resulting from hurricane-related insurance recoveries related to repairs and maintenance costs incurred on facilities in the Virgin Islands region.

Quarter ended September 30, 2019

- A $3.0 million ($1.8 million after-tax) positive effect in earnings related to the accelerated discount accretion from the payoff of an acquired commercial mortgage loan.

- A $0.4 million ($0.2 million after-tax) benefit resulting from hurricane-related insurance recoveries related to repairs and maintenance costs incurred on facilities in the U.S. Virgin Islands.

- A $0.5 million OTTI charge on private-label MBS recorded in the tax-exempt international banking entity subsidiary.

- Merger and restructuring costs of $0.6 million ($0.4 million after-tax) associated with the pending acquisition of BSPR.

Quarter ended December 31, 2018

- A $63.2 million one-time benefit resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance.

- A $9.9 million one-time charge to income tax expense related to the enactment of the Puerto Rico Tax Reform of 2018, specifically in connection with the reduction of the Corporation’s deferred tax assets as a result of the decrease in the maximum corporate tax rate in Puerto Rico from 39% to 37.5%.

- A $5.7 million ($3.5 million after-tax) positive effect in earnings related to loan loss reserve releases resulting from revised estimates of the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria, primarily related to consumer and commercial loans.

- A $50 thousand OTTI charge on private-label MBS and a $34 thousand loss on sales of investment securities, both charges recorded in the tax-exempt international banking entity subsidiary.

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management identifies as Special Items because they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income amounted to $36.4 million for the fourth quarter of 2019, compared to $46.3 million for the third quarter of 2019. Adjusted net income amounted to $42.8 million, or $0.19 per diluted share, for the fourth quarter of 2019, compared to adjusted net income of $45.1 million, or $0.20 per diluted share, for the third quarter of 2019. The following table reconciles for the fourth and third quarters of 2019 and the fourth quarter of 2018 the reported net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the Special Items identified above:

(In thousands, except per share information)	Quarter Ended	Quarter Ended	Quarter Ended
	December 31, 2019	September 30, 2019	December 31, 2018

Net income, as reported (GAAP)	$36,449	$46,327	$101,105
Adjustments:
Merger and restructuring costs	10,850	592	-
Accelerated discount accretion due to early payoff of acquired loan	-	(2,953)	-
OTTI on private-label MBS	-	497	50
Hurricane-related loan loss reserve release	-	-	(5,698)
Benefit from hurricane-related insurance recoveries	(727)	(379)	-
Partial reversal of deferred tax asset valuation allowance	-	-	(63,228)
Remeasurement of deferred tax assets due to changes in enacted tax rates	-	-	9,892
Loss on sale of investment securities	-	-	34
Income tax impact of adjustments (1)	(3,796)	1,028	2,222
Adjusted net income (Non-GAAP)	$42,776	$45,112	$44,377
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$42,107	$44,443	$43,708

Weighted-average diluted shares outstanding	$217,379	217,227	216,952

Earnings Per Share - diluted (GAAP)	$0.16	$0.21	$0.46

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.19	$0.20	$0.20

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

(See Basis of Presentation – Use of Non-GAAP Financial Measures for additional information about this non-GAAP financial measure.)

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes amounted to $53.5 million for the fourth quarter of 2019, compared to $65.6 million for the third quarter of 2019. Adjusted pre-tax, pre-provision income amounted to $72.1 million for the fourth quarter of 2019, up $1.4 million from the third quarter of 2019. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)
	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018

Income before income taxes	$53,547	$65,595	$59,298	$60,932	$59,886
Add: Provision for loan and lease losses	8,473	7,398	12,534	11,820	7,649
Add: Net loss on investments and impairments	-	497	-	-	84
Less: Accelerated discount accretion due to early payoff of acquired loan	-	(2,953)	-	-	-
Less: Employee retention benefit - Disasater Tax Relief
and Airport Extension Act of 2017	-	-	-	(2,317)	-
Less: Benefit from hurricane-related insurance recoveries	(727)	(379)	(820)	-	-
Add: Merger and restructuring costs	10,850	592	-	-	-
Adjusted pre-tax, pre-provision income	$72,143	$70,750	$71,012	$70,435	$67,619

Change from most recent prior quarter (amount)	$1,393	$(262)	$577	$2,816	$7,385
Change from most recent prior quarter (percentage)	2.0%	-1.2%	0.8%	4.2%	12.3%

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses and any gains or losses on sales of investment securities and impairments. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as the merger and restructuring costs in connection with the pending acquisition of BSPR, the accelerated discount from the early payoff of an acquired commercial mortgage loan, a one-time employee retention benefit, and the hurricane-related insurance recoveries reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. (See Basis of Presentation – Use of Non-GAAP Financial Measures - Adjusted Pre-Tax, Pre-Provision Income for additional information about this non-GAAP financial measure).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. (See Basis of Presentation – Use of Non-GAAP Financial Measures - Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information about these non-GAAP financial measures). The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Net Interest Income
Interest income - GAAP	$167,620	$172,295	$169,510	$166,472	$162,424
Unrealized loss (gain) on
derivative instruments	-	1	1	4	(22)
Interest income excluding valuations	167,620	172,296	169,511	166,476	162,402
Tax-equivalent adjustment	5,050	4,964	4,929	5,322	6,135
Interest income on a tax-equivalent basis and excluding valuations	$172,670	$177,260	$174,440	$171,798	$168,537

Interest expense - GAAP	27,691	27,870	26,964	26,291	24,726

Net interest income - GAAP	$139,929	$144,425	$142,546	$140,181	$137,698

Net interest income excluding valuations	$139,929	$144,426	$142,547	$140,185	$137,676

Net interest income on a tax-equivalent basis and excluding valuations	$144,979	$149,390	$147,476	$145,507	$143,811

Average Balances
Loans and leases	$8,952,209	$9,026,725	$9,035,618	$8,912,874	$8,761,306
Total securities, other short-term investments and interest-bearing cash balances	2,865,530	2,691,584	2,641,185	2,634,055	2,685,654
Average interest-earning assets	$11,817,739	$11,718,309	$11,676,803	$11,546,929	$11,446,960

Average interest-bearing liabilities	$7,845,104	$7,819,008	$7,714,393	$7,615,212	$7,654,622

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.63%	5.83%	5.82%	5.85%	5.63%
Average rate on interest-bearing liabilities - GAAP	1.40%	1.41%	1.40%	1.40%	1.28%
Net interest spread - GAAP	4.23%	4.42%	4.42%	4.45%	4.35%
Net interest margin - GAAP	4.70%	4.89%	4.90%	4.92%	4.77%

Average yield on interest-earning assets excluding valuations	5.63%	5.83%	5.82%	5.85%	5.63%
Average rate on interest-bearing liabilities excluding valuations	1.40%	1.41%	1.40%	1.40%	1.28%
Net interest spread excluding valuations	4.23%	4.42%	4.42%	4.45%	4.35%
Net interest margin excluding valuations	4.70%	4.89%	4.90%	4.92%	4.77%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.80%	6.00%	5.99%	6.03%	5.84%
Average rate on interest-bearing liabilities excluding valuations	1.40%	1.41%	1.40%	1.40%	1.28%
Net interest spread on a tax-equivalent basis and excluding valuations	4.40%	4.59%	4.59%	4.63%	4.56%
Net interest margin on a tax-equivalent basis and excluding valuations	4.87%	5.06%	5.07%	5.11%	4.99%

Net interest income amounted to $139.9 million for the fourth quarter of 2019, a decrease of $4.5 million compared to net interest income of $144.4 million for the third quarter of 2019. The decrease in net interest income was mainly due to:

  A $5.4 million decrease in interest income on commercial and construction loans, primarily due to the effect in the third quarter of the $3.0 million accelerated discount accretion from the payoff of a commercial mortgage loan. In addition, there was a decrease in interest income of approximately $1.1 million related to the downward repricing of variable rate commercial loans and a decrease of approximately $0.9 million associated with a $100.6 million decline in the average commercial and construction loan balance. The interest rate on approximately 44% of the Corporation’s commercial and construction loans is based upon LIBOR indexes and 20% is based upon the Prime rate index. For the fourth quarter of 2019, the average one-month LIBOR declined 39 basis points, the average three-month LIBOR declined 26 basis points, and the average Prime rate declined 47 basis points compared to the average rate for such indexes during the third quarter.
  A $0.7 million decrease in interest income on residential mortgage loans, primarily due to a decrease of $57.9 million in the average balance of this portfolio.
  A $1.0 million decrease in interest income from interest-bearing cash balances, which consisted primarily of deposits maintained at the Federal Reserve Bank of New York (the “New York FED”), mainly due to declines in the Federal Funds target rate.

Partially offset by:

  A $1.6 million increase in interest income on consumer loans, primarily due to an increase of $84.0 million in the average balance of this portfolio, partially offset by a decrease of approximately $0.3 million related to the downward repricing of the credit card loan portfolio tied to the decline in the Prime rate index. The aggregate average balance of auto loans and finance leases grew by $71.0 million and the average balance of credit card loans increased by $7.2 million.
  A $0.8 million increase in interest income on investment securities, primarily due to a $188.2 million net increase in the average balance of investment securities that resulted in an increase of approximately $1.3 million in interest income, primarily from U.S. agencies MBS, partially offset by a $0.7 million decrease related to the effect in the third quarter of accelerated discount accretions recorded in connection with U.S. agencies bonds that were called prior to maturity.
  A $0.2 million decrease in interest expense, reflecting a decrease of $0.4 million in interest expense on Federal Home Loan Bank (“FHLB”) advances, primarily attributable to a $100.5 million decrease in the average balance of those advances, and a $0.3 million decrease related to the downward repricing of variable rate repurchase agreements and junior subordinated debentures. These decreases were partially offset by an increase of approximately $0.5 million in interest expense on interest-bearing deposits, due to both an increase of $126.3 million in the average balance, primarily non-brokered time deposits and savings accounts, and, to a lesser extent, an increase in the overall average cost of non-brokered time deposits.

Net interest margin was 4.70%, compared to 4.89% for the third quarter of 2019. The decrease was primarily attributable to: (i) the aforementioned effect of the $3.0 million accelerated discount accretion from the payoff of a commercial mortgage loan in the third quarter, which accounted for approximately 10 basis points of the decrease in the net interest margin; (ii) pressure on variable rate commercial and credit card loan yields from lower short-term market interest rates; and (iii) the declines in the Federal Funds target rate.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the fourth quarter of 2019 was $8.5 million, compared to $7.4 million for the third quarter of 2019. The $1.1 million increase in the provision for loan and lease losses was driven by the following factors:

  A $2.5 million increase in the provision for residential mortgage loans, driven by charge-offs taken on certain nonaccrual loans that migrated to more severe delinquency buckets and were individually evaluated for impairment purposes during the fourth quarter.
  A $0.9 million increase in the provision for consumer loans, driven by a $2.7 million increase in net charge-offs, primarily related to credit cards, personal loans and certain consumer credit lines, partially offset by improvements in historical loss rates applied to auto loans and finance leases.

Partially offset by:

  A $2.4 million increase in net loan loss reserve releases for commercial and construction loans. An $8.9 million net loan loss reserve release for commercial and construction loans was recorded in the fourth quarter of 2019, compared to a $6.5 million release in the third quarter of 2019. The $8.9 million net loan loss reserve release in the fourth quarter of 2019 was primarily due to: (i) a $6.0 million release associated with the effect of qualitative adjustments to account for developments in non-performing loans resolution strategies; and (ii) approximately $2.2 million of net loan loss reserve releases related primarily to both lower historical loss rates and the upgrade in the credit risk classification of certain commercial mortgage loans in the Puerto Rico region.

See Credit Quality – Allowance for Loan and Lease Losses below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income during the periods indicated:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2019	2019	2019	2019	2018

Service charges on deposit accounts	$6,205	$6,108	$5,887	$5,716	$5,666
Mortgage banking activities	4,640	4,396	4,395	3,627	3,677
Net loss on investments and impairments	-	(497)	-	-	(84)
Other operating income	13,560	11,394	11,941	13,200	11,272
Non-interest income	$24,405	$21,401	$22,223	$22,543	$20,531

Non-interest income amounted to $24.4 million for the fourth quarter of 2019, compared to $21.4 million for the third quarter of 2019. The $3.0 million increase in non-interest income was primarily due to:

  A $2.1 million gain from the sale of a nonaccrual commercial mortgage loan held for sale with a carrying value of $6.7 million at the time of sale, included as part of “Other operating income” in the table above.
  The effect in the third quarter of 2019 of a $0.5 million OTTI charge taken on private-label MBS.
  A $0.2 million increase in revenues from mortgage banking activities, primarily related to a $0.3 million increase in realized gains from sales of residential mortgage loans. Total loans sold in the secondary market to U.S. government-sponsored entities during the fourth quarter of 2019 amounted to $106.7 million with a related net gain of $3.5 million, net of realized losses of $0.2 million on To-Be-Announced (“TBA”) hedges settled during the fourth quarter of 2019, compared to total loans sold in the secondary market during the third quarter of 2019 of $92.4 million with a related net gain of $3.2 million, net of realized losses of $0.5 million on TBA hedges settled during the third quarter of 2019.
  A $0.2 million gain on the utilization of a previously purchased income tax credit, included as part of “Other operating income” in the table above.
  A $0.1 million increase in service charges on deposits, primarily related to an increase in the number of returned and paid items transactions.
  A $0.1 million increase in interchange fee income from point-of-sale and debit and credit cards due to higher transaction volumes, included as part of “Other operating income” in the table above.

Partially offset by:

  A $0.3 million loss realized on the sale of a vacant lot owned by the Corporation, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses during the periods indicated:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2019	2019	2019	2019	2018

Employees' compensation and benefits	$40,856	$41,409	$40,813	$39,296	$40,012
Occupancy and equipment	16,151	15,129	15,834	16,055	14,431
Deposit insurance premium	1,674	1,465	1,482	1,698	1,750
Other insurance and supervisory fees	919	960	547	1,170	996
Taxes, other than income taxes	3,864	3,904	3,737	3,820	3,680
Professional fees:
Collections, appraisals and other credit-related fees	2,345	1,797	1,946	1,717	2,106
Outsourcing technology services	6,036	6,206	5,798	5,520	5,610
Other professional fees	3,652	3,872	3,927	3,073	4,026
Credit and debit card processing expenses	3,734	4,764	3,820	4,154	4,096
Business promotion	4,060	4,004	3,940	3,706	4,356
Communications	1,591	1,834	1,714	1,752	1,666
Net loss on other real estate owned ("OREO") operations	3,280	2,578	5,043	3,743	4,247
Merger and restructuring costs	10,850	592	-	-	-
Other	3,302	4,319	4,336	4,268	3,718
Total	$102,314	$92,833	$92,937	$89,972	$90,694

Non-interest expenses amounted to $102.3 million in the fourth quarter of 2019, an increase of $9.5 million from $92.8 million in the third quarter of 2019. The $9.5 million increase in non-interest expenses was primarily due to:

  A $10.3 million increase in merger and restructuring costs in connection with the pending acquisition of BSPR and the aforementioned VSP offered to eligible employees during the fourth quarter. On a year-to-date basis, total merger and restructuring costs in 2019 amounted to $11.4 million, including the $3.4 million charge recorded in the fourth quarter in connection with the VSP.

  A $1.0 million increase in occupancy and equipment costs, primarily due to the expensing of approximately $0.5 million of previously capitalized costs upon the outsourcing of certain technology solutions. The remaining variance is primarily related to an increase in software maintenance expenses.

  A $0.7 million increase in the net loss on OREO operations, primarily due to a $0.9 million increase in write-downs and losses on the sale of OREO properties and a $0.4 million decrease in income recognized from rental payments associated with OREO income-producing properties. These variances were partially offset by a $0.6 million decrease in OREO-related operating expenses, primarily taxes and expenses related to repairs.

  A $0.2 million increase in professional service fees, other than those included as part of merger and restructuring costs, primarily related to an increase in attorneys’ fees in connection with non-performing loans resolution efforts.

  A $0.2 million increase in the Federal Deposit Insurance Corporation (“FDIC”) insurance premium expense, primarily related to changes in the earnings to average assets ratio component of the premium assessment calculation.

Partially offset by:

  A $1.0 million decrease in credit and debit card processing expenses, mainly related to credit card networks incentive payments and rebates recorded during the fourth quarter.

  A $1.0 million decrease in “Other” in the table above, mainly related to a positive variance of approximately $1.1 million in connection with the quarterly revisions to the reserve for operational losses.

  A $0.6 million decrease in employees’ compensation and benefits expenses, driven by a $0.7 million reduction in the Christmas bonus expense, and a $0.3 million decrease in payroll taxes and other fringe benefits, partially offset by a $0.3 million increase related to nonelective contributions to the employees’ contributory retirement plans.

INCOME TAXES

The Corporation recorded an income tax expense of $17.1 million for the fourth quarter of 2019, compared to $19.3 million for the third quarter of 2019. The decrease was primarily related to lower earnings generated during the fourth quarter, partially offset by a higher than previously estimated effective tax rate for the year.

The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, increase to 30%, compared to the estimated effective tax rate of 29% as of the end of the third quarter of 2019. As of December 31, 2019, the Corporation had a deferred tax asset of $264.8 million (net of a valuation allowance of $86.6 million, including a valuation allowance of $55.6 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

Credit Quality

Non-performing Assets
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Nonaccrual loans held for investment:
Residential mortgage	$121,408	$127,040	$129,501	$132,049	$147,287
Commercial mortgage	40,076	42,525	77,495	93,192	109,536
Commercial and Industrial	18,773	20,725	21,327	22,507	30,382
Construction	9,782	6,358	6,936	7,700	8,362
Consumer and Finance leases	20,629	19,579	17,846	17,330	20,406
Total nonaccrual loans held for investment	210,668	216,227	253,105	272,778	315,973

OREO	101,626	103,033	118,081	129,716	131,402
Other repossessed property	5,115	5,932	5,744	5,032	3,576
Total non-performing assets, excluding nonaccrual loans held for sale	$317,409	$325,192	$376,930	$407,526	$450,951

Nonaccrual loans held for sale	-	6,906	7,144	7,381	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$317,409	$332,098	$384,074	$414,907	$467,062

Past-due loans 90 days and still accruing (2)	$135,490	$144,787	$142,113	$148,625	$158,527
Nonaccrual loans held for investment to total loans held for investment	2.34%	2.41%	2.78%	3.03%	3.57%
Nonaccrual loans to total loans	2.33%	2.48%	2.85%	3.10%	3.73%
Non-performing assets, excluding nonaccrual loans held for sale,
to total assets, excluding nonaccrual loans held for sale	2.52%	2.60%	3.01%	3.29%	3.69%
Non-performing assets to total assets	2.52%	2.65%	3.06%	3.35%	3.81%

(1)	Purchased credit impaired ("PCI") loans of $136.7 million accounted for under Accounting Standards Codification ("ASC") 310-30 as of December 31, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.

(2)	Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2019 of approximately $27.0 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $14.7 million to $317.4 million as of December 31, 2019, compared to $332.1 million as of September 30, 2019. Total nonaccrual loans, including nonaccrual loans held for sale, decreased by $12.4 million to $210.7 million as of December 31, 2019, compared to $223.1 million as of September 30, 2019.

The decrease in non-performing assets was mainly due to:

- A $7.9 million decrease in nonaccrual commercial and construction loans, including the sale of the $6.7 million nonaccrual commercial mortgage loan held for sale, collections of $2.8 million in the fourth quarter, approximately $3.4 million of loans brought current and restored to accrual status during the fourth quarter, and charge-offs and foreclosures totaling $1.1 million. These variances were partially offset by inflows of $6.3 million as further discussed below.

- A $5.6 million decrease in nonaccrual residential mortgage loans, driven by collections, foreclosures, charge-offs, and, to a lesser extent, loans brought current that, in the aggregate, offset a lower amount of inflows in the fourth quarter.

- A $1.4 million decrease in the OREO portfolio balance. The decrease was driven by sales of $8.3 million, primarily residential OREO properties in the Puerto Rico region, and write-down adjustments to the OREO value of $3.8 million, partially offset by additions of $10.7 million.

- A $0.8 million decrease in non-real estate repossessed assets, primarily repossessed automobiles.

Partially offset by:

- A $1.1 million increase in nonaccrual consumer loans, primarily auto loans.

  Inflows to nonaccrual loans held for investment were $33.5 million, a $1.7 million increase compared to inflows of $31.8 million in the third quarter of 2019. Inflows to non-performing commercial and construction loans were $6.3 million in the fourth quarter of 2019, an increase of $4.1 million, compared to inflows of $2.2 million in the third quarter of 2019, primarily related to the inflow of a $6.0 million construction relationship in the Virgin Islands region. Inflows to non-performing consumer loans were $16.8 million, an increase of $1.9 million, compared to inflows of $14.9 million in the third quarter of 2019. Inflows to non-performing residential mortgage loans were $10.4 million in the fourth quarter of 2019, a decrease of $4.4 million, compared to inflows of $14.8 million in the third quarter of 2019.

  Adversely classified commercial and construction loans, including loans held for sale, decreased by $34.6 million to $220.5 million as of December 31, 2019. The decrease was driven by the aforementioned sale of a $6.7 million nonaccrual commercial mortgage loan in the Puerto Rico region and the upgrade in the credit risk classification of several commercial loans totaling $24.5 million.

  Total Troubled Debt Restructured (“TDR”) loans held for investment were $488.0 million as of December 31, 2019, down $7.8 million from September 30, 2019. Approximately $398.3 million of total TDR loans held for investment were in accrual status as of December 31, 2019. These figures exclude $60.1 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $162.7 million as of December 31, 2019, a decrease of $27.8 million, compared to $190.5 million as of September 30, 2019. The variances by major portfolio categories were as follow:

- Commercial and construction loans in early delinquency decreased in the fourth quarter by $44.7 million to $5.5 million as of December 31, 2019, primarily related to the refinancing of loans that were contractually current as to principal and interest payments but had final balloon payments that were over 30 days past due as of September 30, 2019.

- Residential mortgage loans in early delinquency increased by $9.4 million to $87.6 million as of December 31, 2019, and consumer loans in early delinquency increased by $7.4 million to $69.6 million as of December 31, 2019.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,		December 31,
	2019	2019	2019	2019		2018

Allowance for loan and lease losses, beginning of period	$165,575	$172,011	$183,732	$196,362		$200,563
Provision for loan and lease losses	8,473	7,398	12,534	11,820	(1)	7,649
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,930)	(4,414)	(4,188)	(5,547)		(6,009)
Commercial mortgage	(103)	(717)	(11,598)	(2,272)		4,193
Commercial and Industrial	208	1,439	(83)	(5,216)		(168)
Construction	(8)	211	237	(166)		60
Consumer and finance leases	(13,076)	(10,353)	(8,623)	(11,249)		(9,926)
Net charge-offs	(18,909)	(13,834)	(24,255)	(24,450)		(11,850)
Allowance for loan and lease losses, end of period	$155,139	$165,575	$172,011	$183,732		$196,362

Allowance for loan and lease losses to period end total loans held for investment	1.72%	1.85%	1.89%	2.04%		2.22%
Net charge-offs (annualized) to average loans outstanding during the period	0.84%	0.61%	1.07%	1.10%		0.54%
Provision for loan and lease losses to net charge-offs during the period	0.45x	0.53x	0.52x	0.48x		0.65x
Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases
in the first quarter of 2019 and fourth quarter of 2018	0.45x	0.53x	0.52x	0.75x		1.13x

(1) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $5.7 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
  The ratio of the allowance for loan and lease losses to total loans held for investment was 1.72% as of December 31, 2019, compared to 1.85% as of September 30, 2019. The decrease was primarily due to the aforementioned reserve releases for commercial and construction loans associated with the effect of qualitative adjustments to account for developments in non-performing loan resolution strategies as well as releases related to improvements in historical losses considered for the determination of general reserves and the upgrade in the credit risk classification of certain loans. The ratio of the total allowance to nonaccrual loans held for investment was 73.64% as of December 31, 2019, compared to 76.57% as of September 30, 2019.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2019 and September 30, 2019, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of December 31, 2019
Impaired loans:
Principal balance of loans, net of charge-offs	$377,240	$166,512	$25,420	$569,172
Allowance for loan and lease losses	17,037	14,731	4,347	36,115
Allowance for loan and lease losses to principal balance	4.52%	8.85%	17.10%	6.35%

PCI loans:
Carrying value of PCI loans	133,744	2,956	-	136,700
Allowance for PCI loans	11,063	371	-	11,434
Allowance for PCI loans to carrying value	8.27%	12.55%	-	8.36%

Loans with general allowance:
Principal balance of loans	2,422,789	3,617,311	2,256,233	8,296,333
Allowance for loan and lease losses	16,706	41,660	49,224	107,590
Allowance for loan and lease losses to principal balance	0.69%	1.15%	2.18%	1.30%

Total loans held for investment:
Principal balance of loans	$2,933,773	$3,786,779	$2,281,653	$9,002,205
Allowance for loan and lease losses	44,806	56,762	53,571	155,139
Allowance for loan and lease losses to principal balance	1.53%	1.50%	2.35%	1.72%

As of September 30, 2019

Impaired loans:
Principal balance of loans, net of charge-offs	$381,868	$164,746	$26,756	$573,370
Allowance for loan and lease losses	17,411	15,026	4,561	36,998
Allowance for loan and lease losses to principal balance	4.56%	9.12%	17.05%	6.45%

PCI loans:
Carrying value of PCI loans	135,922	3,330	-	139,252
Allowance for PCI loans	11,063	371	-	11,434
Allowance for PCI loans to carrying value	8.14%	11.14%	-	8.21%

Loans with general allowance:
Principal balance of loans	2,480,163	3,602,644	2,172,991	8,255,798
Allowance for loan and lease losses	17,558	50,128	49,457	117,143
Allowance for loan and lease losses to principal balance	0.71%	1.39%	2.28%	1.42%

Total loans held for investment:
Principal balance of loans	$2,997,953	$3,770,720	$2,199,747	$8,968,420
Allowance for loan and lease losses	46,032	65,525	54,018	165,575
Allowance for loan and lease losses to principal balance	1.54%	1.74%	2.46%	1.85%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018

Residential mortgage	0.80%	0.58%	0.54%	0.71%	0.77%

Commercial mortgage	0.03%	0.19%	2.97%	0.59%	-1.10%

Commercial and Industrial	-0.04%	-0.26%	0.01%	0.96%	0.03%

Construction	0.03%	-0.81%	-1.03%	0.78%	-0.22%

Consumer and finance leases	2.34%	1.92%	1.68%	2.27%	2.10%

Total loans	0.84%	0.61%	1.07%	1.10%	0.54%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $18.9 million for the fourth quarter of 2019, or an annualized 0.84% of average loans, compared to $13.8 million, or an annualized 0.61% of average loans, in the third quarter of 2019. The increase of $5.1 million in net charge-offs was mainly related to:

  A $2.7 million increase in consumer loan net charge-offs, primarily reflecting increases in charge-offs taken on credit cards, personal loans, and other consumer credit lines associated, in part, with larger portfolio balances.
  A $1.5 million increase in residential mortgage loan net charge-offs, primarily related to loans evaluated for impairment purposes based on delinquency and loan-to-value levels.
  A $0.8 million decrease in commercial and construction loan net recoveries, primarily due to the effect in the third quarter of a $1.7 million loan loss recovery associated with a commercial and industrial loan fully charged-off in prior periods, partially offset by a lower amount of charge-offs taken on commercial mortgage loans during the fourth quarter.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.6 billion as of December 31, 2019, up $80.6 million from September 30, 2019.

The following variances were noted:

  A $380.0 million increase in investment securities, mainly driven by purchases of $524.6 million of U.S. agencies MBS and bonds, partially offset by $65.4 million of U.S. agencies bonds that matured or were called prior to maturity, prepayments of $68.0 million of U.S. agencies residential pass-through MBS, and a $7.7 million decrease in investment in FHLB stock.
  A $30.8 million increase in total loans. The variance consisted of increases of $24.0 million and $12.3 million in the Florida and Puerto Rico regions, respectively, partially offset by a $5.5 million decrease in the Virgin Islands region. On a portfolio basis, the increase consisted of an $81.9 million growth in consumer loans and a $9.2 million increase in the balance of commercial and construction loans, partially offset by a $60.3 million decrease in residential mortgage loans.

The increase in total loans in the Puerto Rico region consisted of an $85.6 million growth in consumer loans, partially offset by a $40.0 million decrease in residential mortgage loans and a $33.3 million reduction in the balance of commercial and construction loans. The decrease in commercial and construction loans was mainly related to the early payoff of three large commercial and industrial relationships totaling $37.0 million, the aforementioned sale of a $6.7 million nonaccrual commercial mortgage loan held for sale, and principal repayments received during the fourth quarter that reduced by $30.1 million the balance of fourth large commercial and industrial credit lines. These variances were partially offset by new originations, including a new commercial and industrial line of credit with an outstanding balance of approximately $20.0 million as of December 31, 2019, and a $16.7 million increase in the total balance of floor plan lines of credit. The decrease in residential mortgage loans in the Puerto Rico region reflects the effect of collections, charge-offs and approximately $10.3 million of foreclosures recorded in the fourth quarter, which more than offset non-conforming residential mortgage loan originations. Approximately 89% of the $112.0 million in residential mortgage loan originations in the Puerto Rico region during the fourth quarter of 2019 consisted of conforming loan originations and refinancings. The increase in consumer loans was driven by new loan originations.

The increase in total loans in the Florida region consisted of a $44.9 million increase in the balance of commercial and construction loans, partially offset by reductions of $16.2 million in residential mortgage loans and $4.7 million in consumer loans. The increase in commercial and construction loans was driven by new originations, including $98.9 million on seven large facilities individually in excess of $10 million, partially offset by the early payoff of three large facilities totaling $52.6 million.

The decrease in total loans in the Virgin Islands region reflects reductions of $4.0 million in residential mortgage loans and $2.4 million in commercial and construction loans, partially offset by an increase of $1.0 million in consumer loans.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), increased by $86.3 million to $1.1 billion in the fourth quarter of 2019, compared to $1.0 billion in the third quarter of 2019. The increase reflects both an increase in new commercial loan originations, primarily in the Florida region, and an increase in utilization of floor plan lines of credit, partially offset by a lower dollar amount of commercial loan refinancings and renewals in the Puerto Rico region.

Total loan originations in the Puerto Rico region decreased by $86.6 million to $793.8 million in the fourth quarter of 2019, compared to $880.3 million in the third quarter of 2019. The decline in the Puerto Rico region consisted of a decrease of $104.7 million in commercial and construction loan originations, partially offset by increases of $16.4 million in residential mortgage loan originations and $1.8 million in consumer loan originations. The decrease in commercial and construction loan originations primarily reflects a lower dollar amount of refinancings, as the third quarter originations included the refinancing of approximately $171.1 million related to three large commercial relationships. The decrease in refinancings was partially offset by an increase of approximately $65.5 million related to higher utilization of floor plan lines of credit during the fourth quarter.

Total loan originations in the Florida region increased by $142.3 million to $295.6 million in the fourth quarter of 2019, compared to $153.3 million in the third quarter of 2019. The increase in the Florida region consisted of an increase of $147.5 million in commercial and construction loan originations, primarily new originations, as discussed above, partially offset by a $5.2 million decrease in residential mortgage loan originations.

Total loan originations in the Virgin Islands region increased by $30.5 million to $42.5 million in the fourth quarter of 2019, compared to $12.0 million in the third quarter of 2019. The increase in the Virgin Islands region consisted of a $29.6 million increase in commercial and construction loan originations and a $1.0 million increase in consumer loan originations. The increase in commercial and construction loan originations was primarily related to refinancings and renewals of certain credit facilities of government-related entities totaling $27.8 million.

  A $10.4 million decrease in the allowance for loan and lease losses, primarily due to the aforementioned commercial and construction loan loss reserve releases.
  A $331.8 million decrease in cash and cash equivalents attributable, among other things, to the repayment of maturing FHLB advances and amounts used to purchase U.S. agencies MBS and bonds and fund the growth in loans.
  A $9.0 million decrease in deferred tax assets, net.

Total liabilities were approximately $10.4 billion as of December 31, 2019, up $53.1 million from September 30, 2019.

The increase in total liabilities was mainly due to:

  A $261.2 million increase in total deposits, excluding brokered CDs and government deposits, reflecting increases of $179.6 million in the Puerto Rico region, $81.2 million in the Florida region, and $0.4 million the Virgin Islands region. The increase was reflected in both non-interest bearing as well as interest-bearing savings and time deposits.
  A $2.3 million increase in government deposits, reflecting an increase of $58.7 million in the Puerto Rico region, primarily related to an increase in the balance of deposit accounts of certain instrumentalities of the Puerto Rico central government, and an increase of $7.6 million in the Florida region, partially offset by a $64.0 million decrease in the Virgin Islands region.

Partially offset by:

  A $170.0 million decrease in FHLB advances primarily related to the approximately $205.0 million of FHLB advances that matured during the fourth quarter (average cost of 1.70%), partially offset by a $35 million short-term FHLB advance obtained late in December.
  A $48.0 million decrease in brokered CDs as approximately $70.1 million of maturing brokered CDs with an all-in cost of 2.02% were paid off during the fourth quarter, partially offset by new issuances amounting to $22.1 million with an all-in cost of 1.94%.

Total stockholders’ equity amounted to $2.2 billion as of December 31, 2019, an increase of $27.5 million from September 30, 2019. The increase was mainly driven by the earnings generated in the fourth quarter and a $1.6 million increase in the fair value of available-for-sale investment securities recorded as part of “Other comprehensive income,” partially offset by common and preferred stock dividends declared in the fourth quarter of 2019 totaling $11.6 million.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 21.60%, 22.00%, 25.22% and 16.15%, respectively, as of December 31, 2019, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 21.61%, 22.02%, 25.27%, and 16.04%, respectively, as of September 30, 2019.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 20.09%, 23.49%, 24.74%, and 17.26%, respectively, as of December 31, 2019, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 20.07%, 23.52%, 24.78% and 17.16%, respectively, as of September 30, 2019.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 17.15% as of December 31, 2019, compared to 17.03% as of September 30, 2019.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Tangible Equity:
Total equity - GAAP	$2,228,073	$2,200,595	$2,152,976	$2,100,457	$2,044,704
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(3,615)	(4,137)	(4,659)	(5,180)	(5,702)
Core deposit intangible	(3,488)	(3,695)	(3,903)	(4,096)	(4,335)
Insurance customer relationship intangible	(470)	(508)	(546)	(584)	(622)

Tangible common equity	$2,156,298	$2,128,053	$2,079,666	$2,026,395	$1,969,843

Tangible Assets:
Total assets - GAAP	$12,611,266	$12,530,713	$12,537,196	$12,376,780	$12,243,561
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(3,615)	(4,137)	(4,659)	(5,180)	(5,702)
Core deposit intangible	(3,488)	(3,695)	(3,903)	(4,096)	(4,335)
Insurance customer relationship intangible	(470)	(508)	(546)	(584)	(622)

Tangible assets	$12,575,595	$12,494,275	$12,499,990	$12,338,822	$12,204,804

Common shares outstanding	217,359	217,361	217,328	217,332	217,235

Tangible common equity ratio	17.15%	17.03%	16.64%	16.42%	16.14%
Tangible book value per common share	$9.92	$9.79	$9.57	$9.32	$9.07

Adoption of the Current Expected Credit Loss Model

As of January 1, 2020, the Corporation is required to adopt Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended (“ASC 326”). ASC 326 replaces the incurred loss methodology with a methodology that is referred to as the current expected credit loss (“CECL”) model to estimate the allowance for credit losses (“ACL”) for the remaining estimated life of a financial asset.

The Corporation is adopting ASC 326 using the modified retrospective method for all financial assets measured at amortized cost, including loans held for investment and held-to-maturity debt securities, and off-balance sheet credit exposures. Based on current macro-economic assumptions, the Corporation expects an initial incremental adjustment to the ACL of approximately $93 million related to the cumulative effect of adopting ASC 326 as of January 1, 2020. The resulting one-time increase to the ACL as a result of adopting the CECL model, will be recorded, net of applicable income taxes, as an adjustment to decrease retained earnings effective January 1, 2020. The Corporation is adopting the option that permits institutions to limit the initial regulatory capital day-one impact by allowing a three-year phase in period for this impact, on a straight-line basis. Based on the three-year phase in option allowed by the regulatory framework, the day one impact of adopting CECL is expected to result in a decrease in the Corporation’s common equity Tier 1 capital ratio of approximately 13 basis points on January 1, 2020. All capital ratios will still be well in excess of minimum capital ratios.

Exposure to Puerto Rico Government

As of December 31, 2019, the Corporation had $204.5 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $204.8 million as of September 30, 2019. Approximately $182.5 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. The Corporation’s total direct exposure to the Puerto Rico Government also included a $13.8 million loan extended to an affiliate of a public corporation and obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.2 million (fair value of $7.3 million as of December 31, 2019), included as part of the Corporation’s available-for-sale investment securities portfolio.

The aforementioned exposure to municipalities in Puerto Rico included $138.7 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of December 31, 2019, the Corporation had $826.9 million of public sector deposits in Puerto Rico, compared to $768.2 million as of September 30, 2019. Approximately 37% is from municipalities and municipal agencies in Puerto Rico and 63% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Tuesday, January 28, 2020, at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until January 28, 2021. A telephone replay will be available one hour after the end of the conference call through February 28, 2020 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10138404.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: risks, uncertainties and other factors related to the proposed acquisition of BSPR, including the ability to obtain regulatory approvals and meet other closing conditions to the acquisition on a timely basis, the risk that deposit attrition, customer loss and/or revenue loss prior to or following the acquisition may exceed expectations, the risk that significant costs, expenses, and resources associated with or in funding the acquisition may be higher than expected, the ability to successfully complete the integration of systems, procedures, and personnel of BSPR into FirstBank that are necessary to make the transaction economically successful, the risk that the Corporation may not be able to effectively integrate BSPR into the Corporation’s internal control over financial reporting and the risk that the cost savings and any other synergies from the acquisition may not be fully realized or may take longer to realize than expected; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including the court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; changes in general economic and business conditions, including those caused by past or future natural disasters, such as the recent earthquakes that have affected Puerto Rico’s southern coast, that may directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve and may result in increased costs or losses of property and equipment and other assets; the actual pace and magnitude of economic recovery in the Corporation’s service areas that were affected by Hurricanes Irma and Maria during 2017 compared to management’s current views on the economic recovery; uncertainty as to the timing of the receipt of disaster relief funds allocated to Puerto Rico; a decrease in demand for the Corporation’s products and services, resulting in lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the new credit loss accounting standard that is effective in 2020; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the likely discontinuation of the London Interbank Offered Rate at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Corporation’s remaining $8.2 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the pending acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions; the effect of changes in the interest rate scenario on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes such as the hurricanes that affected the Corporation’s service areas in 2017 and the earthquakes experienced in Puerto Rico in early 2020. Adjusted pre-tax, pre-provision income, as defined by management, represents net income excluding income tax expense (benefit) and the provision for loan and lease losses, as well as Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the fourth and third quarters of 2019, the fourth quarter of 2018, and the years ended December 31, 2019 and 2018 that reflect the described items that were excluded for one of those reasons:

Adjusted net income for the fourth and third quarters of 2019 and, the fourth quarter of 2018 reflect the following exclusions:

- Merger and restructuring costs of $10.9 million and $0.6 million recorded in the fourth and third quarters of 2019, respectively, related to transaction costs and restructuring initiatives in connection with the pending acquisition of BSPR.

- Total benefit of $0.7 million and $0.4 million recorded in the fourth and third quarters of 2019, respectively, resulting from hurricane-related insurance recoveries related to impairments, repairs and maintenance costs incurred on facilities affected by Hurricanes Irma and Maria.

- The accelerated discount accretion of $3.0 million resulting from the early payoff of an acquired commercial mortgage loan in the third quarter of 2019.

- OTTI charges of $0.5 million and $0.1 million on private-label MBS recorded in the third quarter of 2019 and fourth quarter of 2018, respectively.

- Reserve release of $5.7 million recorded in the fourth quarter of 2018 related to the hurricane-related qualitative reserves associated with the effects of Hurricanes Irma and Maria.

- Tax benefit of $63.2 million resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance in the fourth quarter of 2018.

- Exclusion of the one-time charge to tax expense of $9.9 million related to the enactment of the Puerto Rico Tax Reform of 2018 in the fourth quarter of 2018.

- Loss of $34 thousand on sales of U.S. agencies MBS and bonds in the fourth quarter of 2018.

- The tax related effects of all of the pre-tax items mentioned in the above bullets as follows:

  Tax benefit of $4.1 million and $0.2 million in the fourth and third quarters of 2019, respectively, related to merger and restructuring costs in connection with the pending acquisition of BSPR (calculated based on the statutory tax rate of 37.5% for 2019).

  Tax expense of $0.3 million and $0.1 million in the fourth and third quarters of 2019, respectively, related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5% for 2019).

  Tax expense of $1.1 million in the third quarter of 2019 related to the accelerated discount accretion from the payoff of an acquired commercial mortgage loan (calculated based on the statutory tax rate of 37.5% for 2019).

  Tax expense of $2.2 million in the fourth quarter of 2018 related to reserve releases associated with the hurricane-related qualitative reserve (calculated based on the statutory tax rate of 39% for 2018).

  No tax benefit was recorded for the OTTI charges on private-label MBS recorded in the third quarter of 2019 and fourth quarter of 2018 and for the loss on sales of U.S. agencies MBS and bonds in the fourth quarter of 2018. Those charges were recorded at the tax-exempt international banking entity subsidiary level.

Adjusted net income for the years ended December 31, 2019 and 2018 reflect the following exclusions:
- Merger and restructuring costs of $11.4 million in 2019 related to transaction costs and restructuring initiatives in connection with the pending acquisition of BSPR.

- Total benefit of $1.9 million and $0.5 million in 2019 and 2018, respectively, resulting from hurricane-related insurance recoveries related to impairments, repairs and maintenance costs incurred on facilities affected by Hurricanes Irma and Maria.

- Reserve releases of $6.4 million and $16.9 million in 2019 and 2018, respectively, related to the hurricane-related qualitative reserves associated with the effect of Hurricanes Irma and Maria.

- The exclusion of hurricane-related expenses of $2.8 million in 2018.

- Expense recovery of $2.3 million in 2019 related to an employee retention benefit payment received by the Bank under the Disaster Tax Relief and Airport Extension Act of 2017, as amended.

- The accelerated discount accretion of $3.0 million resulting from the early payoff of an acquired commercial mortgage loan in 2019.

- OTTI charges of $0.5 million and $0.1 million on private-label MBS recorded in 2019 and 2018, respectively.

- Tax benefit of $63.2 million resulting from the partial reversal of the Corporation’s deferred tax asset valuation allowance in 2018.

- Exclusion of the one-time charge to tax expense of $9.9 million in 2018 related to the enactment of the Puerto Rico Tax Reform of 2018.

- Loss of $34 thousand on sales of U.S. agencies MBS and bonds in 2018.

- Gain of $2.3 million on the repurchase and cancellation of $23.8 million in trust-preferred securities in 2018.

- The tax related effects of all of the pre-tax items mentioned in the above bullets as follows:

Tax benefit of $4.3 million in 2019 related to merger and restructuring costs in connection with the pending acquisition of BSPR (calculated based on the statutory tax rate of 37.5% for 2019).
  Tax expense of $0.7 million and $0.2 million in 2019 and 2018, respectively, related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5% for 2019 and 39% for 2018).

  Tax expense of $2.4 million and $6.6 million in 2019 and 2018, respectively, related to reserve releases associated with the hurricane-related qualitative reserve (calculated based on the statutory tax rate of 37.5% for 2019 and 39% for 2018).

Tax benefit of $1.1 million in 2018 related to hurricane-related expenses (calculated based on the statutory tax rate of 39% for 2018).
  Tax expense of $1.1 million in 2019 related to the accelerated discount accretion from the payoff of an acquired commercial mortgage loan (calculated based on the statutory tax rate of 37.5% for 2019).

  No tax benefit was recorded for the OTTI charges on private-label MBS recorded in 2019 and 2018 and for the loss on sales of U.S. agencies MBS and bonds in 2018. Those charges were recorded at the tax-exempt international banking entity subsidiary level.

The employee retention benefit recognized in 2019 will not be treated as taxable income by virtue of the Disaster Tax Relief and Airport Extension Act of 2017.
The gain realized on the repurchase and cancellation of trust-preferred securities in 2018 recorded at the holding company level, had no effect on the income tax expense in 2018.

Management believes that the presentation of adjusted net income enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize this non-GAAP financial measure as a guide in its budgeting and long-term planning process.

The following table reconciles for the years ended December 31, 2019 and 2018 the reported net income to adjusted net income, adjusted diluted earnings per share, and adjusted ROA, non-GAAP measures that exclude the Special Items identified above:

	Year Ended	Year Ended
(In thousands, except per share information)	December 31, 2019	December 31, 2018

Net income, as reported (GAAP)	$167,377	$201,608
Adjustments:
Merger-related transaction costs	11,442	-
Accelerated discount accretion due to early payoff of acquired loan	(2,953)	-
OTTI on private-label MBS	497	50
Hurricane-related loan loss reserve release	(6,425)	(16,943)
Benefit from hurricane-related insurance recoveries	(1,926)	(478)
Hurricane-related expenses	-	2,783
Employee retention benefit - Disaster Tax Relief and Airport Extension Act of 2017	(2,317)	-
Partial reversal of deferred tax asset valuation allowance	-	(63,228)
Remeasurement of deferred tax assets due to changes in enacted tax rates	-	9,892
Loss on sale of investment securities	-	34
Gain on early extinguishment of debt	-	(2,316)
Income tax impact of adjustments (1)	(52)	5,708
Adjusted net income (Non-GAAP)	$165,643	$137,110
Preferred stock dividends	(2,676)	(2,676)
Adjusted net income attributable to common stockholders (Non-GAAP)	$162,967	$134,434

Weighted-average diluted shares outstanding	$217,379	216,677

Earnings Per Share - diluted (GAAP)	$0.76	$0.92

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.75	$0.62

Average Assets	$12,452,159	$12,206,201

Return on Average Assets (GAAP)	1.34%	1.65%

Adjusted Return on Average Assets (Non-GAAP)	1.33%	1.12%

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

The following table reconciles the ratio of the adjusted provision for loan and lease losses to net charge-offs for the fourth quarter of 2018 and years ended December 31, 2019 and 2018, excluding the hurricane-related qualitative reserve releases, which the Corporation regards as a Special Item:

			Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)
			Quarter Ended December 31, 2018

(In thousands)			Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)			$7,649	$11,850
Less Special Item:
Hurrricane-related qualitative reserve release			5,698	-
Provision for loan and lease losses and net charge-offs, excluding special item (Non-GAAP)			$13,347	$11,850

Provision for loan and lease losses to net charge-offs (GAAP)			64.55%
Provision for loan and lease losses to net charge-offs, excluding special item (Non-GAAP)			112.63%

	Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)		Provision for loan and lease losses to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Year Ended December 31, 2019		Year Ended December 31, 2018

(In thousands)	Provision for Loan and Lease Losses	Net Charge-Offs	Provision for Loan and Lease Losses	Net Charge-Offs

Provision for loan and lease losses and net charge-offs (GAAP)	$40,225	$81,448	$59,253	$94,734
Less Special Item:
Hurrricane-related qualitative reserve release	6,425	-	16,943	-
Provision for loan and lease losses and net charge-offs, excluding special item (Non-GAAP)	$46,650	$81,448	$76,196	$94,734

Provision for loan and lease losses to net charge-offs (GAAP)	49.39%		62.55%
Provision for loan and lease losses to net charge-offs, excluding special item (Non-GAAP)	57.28%		80.43%

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2019	2019	2018
ASSETS

Cash and due from banks	$546,391	$878,206	$578,613

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	97,408	97,431	7,290
Total money market investments	97,708	97,731	7,590

Investment securities available for sale, at fair value	2,123,525	1,736,563	1,942,568

Investment securities held to maturity, at amortized cost	138,675	138,676	144,815

Equity securities	38,249	45,228	44,530

Total investment securities	2,300,449	1,920,467	2,131,913

Loans, net of allowance for loan and lease losses of $155,139
(September 30, 2019 - $165,575; December 31, 2018 - $196,362)	8,847,066	8,802,845	8,661,761
Loans held for sale, at lower of cost or market	39,477	42,470	43,186
Total loans, net	8,886,543	8,845,315	8,704,947

Premises and equipment, net	149,989	151,185	147,814
Other real estate owned	101,626	103,033	131,402
Accrued interest receivable on loans and investments	50,205	47,122	50,365
Deferred tax asset, net	264,842	273,845	319,851
Other assets	213,513	213,809	171,066
Total assets	$12,611,266	$12,530,713	$12,243,561

LIABILITIES

Deposits:
Non-interest-bearing deposits	$2,367,856	$2,270,250	$2,395,481
Interest-bearing deposits	6,980,573	6,862,649	6,599,233
Total deposits	9,348,429	9,132,899	8,994,714

Securities sold under agreements to repurchase	100,000	100,000	150,086
Advances from the Federal Home Loan Bank (FHLB)	570,000	740,000	740,000
Other borrowings	184,150	184,150	184,150
Accounts payable and other liabilities	180,614	173,069	129,907
Total liabilities	10,383,193	10,330,118	10,198,857

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 222,103,721 shares
(September 30, 2019 - 222,103,721 shares issued; December 31, 2018 - 221,789,509 shares issued)	22,210	22,210	22,179
Less: Treasury stock (at par value)	(474)	(474)	(455)

Common stock outstanding, 217,359,337 shares outstanding
(September 30, 2019 - 217,360,587 shares outstanding; December 31, 2018 - 217,235,140 shares outstanding)	21,736	21,736	21,724
Additional paid-in capital	941,652	940,700	939,674
Retained earnings	1,221,817	1,196,931	1,087,617
Accumulated other comprehensive income (loss)	6,764	5,124	(40,415)
Total stockholders' equity	2,228,073	2,200,595	2,044,704
Total liabilities and stockholders' equity	$12,611,266	$12,530,713	$12,243,561

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2019	2019	2018	2019	2018

Net interest income:
Interest income	$167,620	$172,295	$162,424	$675,897	$624,967
Interest expense	27,691	27,870	24,726	108,816	99,584
Net interest income	139,929	144,425	137,698	567,081	525,383
Provision for loan and lease losses	8,473	7,398	7,649	40,225	59,253
Net interest income after provision for loan and lease losses	131,456	137,027	130,049	526,856	466,130

Non-interest income:
Service charges on deposit accounts	6,205	6,108	5,666	23,916	21,679
Mortgage banking activities	4,640	4,396	3,677	17,058	17,228
Net loss on investments and impairments	-	(497)	(84)	(497)	(84)
Gain on early extinguishment of debt	-	-	-	-	2,316
Other non-interest income	13,560	11,394	11,272	50,095	41,171
Total non-interest income	24,405	21,401	20,531	90,572	82,310

Non-interest expenses:
Employees' compensation and benefits	40,856	41,409	40,012	162,374	159,494
Occupancy and equipment	16,151	15,129	14,431	63,169	57,942
Business promotion	4,060	4,004	4,356	15,710	14,808
Professional service fees	12,033	11,875	11,742	45,889	43,497
Taxes, other than income taxes	3,864	3,904	3,680	15,325	14,707
Insurance and supervisory fees	2,593	2,425	2,746	9,915	13,512
Net loss on other real estate owned operations	3,280	2,578	4,247	14,644	14,452
Merger and restructuring costs	10,850	592	-	11,442	-
Other non-interest expenses	8,627	10,917	9,480	39,588	39,390
Total non-interest expenses	102,314	92,833	90,694	378,056	357,802

Income before income taxes	53,547	65,595	59,886	239,372	190,638
Income tax (expense) benefit	(17,098)	(19,268)	41,219	(71,995)	10,970

Net income	$36,449	$46,327	$101,105	$167,377	$201,608

Net income attributable to common stockholders	$35,780	$45,658	$100,436	$164,701	$198,932

Earnings per common share:

Basic	$0.17	$0.21	$0.46	$0.76	$0.92
Diluted	$0.16	$0.21	$0.46	$0.76	$0.92

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A Table 1 – Selected Financial Data
(In thousands, except per share amounts and financial ratios)
	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Condensed Income Statements:
Total interest income	$167,620	$172,295	$162,424	$675,897	$624,967
Total interest expense	27,691	27,870	24,726	108,816	99,584
Net interest income	139,929	144,425	137,698	567,081	525,383
Provision for loan and lease losses	8,473	7,398	7,649	40,225	59,253
Non-interest income	24,405	21,401	20,531	90,572	82,310
Non-interest expenses	102,314	92,833	90,694	378,056	357,802
Income before income taxes	53,547	65,595	59,886	239,372	190,638
Income tax (expense) benefit	(17,098)	(19,268)	41,219	(71,995)	10,970
Net income	36,449	46,327	101,105	167,377	201,608
Net income attributable to common stockholders	35,780	45,658	100,436	164,701	198,932

Per Common Share Results:
Net earnings per share - basic	$0.17	$0.21	$0.46	$0.76	$0.92
Net earnings per share - diluted	$0.16	$0.21	$0.46	$0.76	$0.92
Cash dividends declared	$0.05	$0.03	$0.03	$0.14	$0.03
Average shares outstanding	216,750	216,690	216,284	216,614	215,709
Average shares outstanding diluted	217,379	217,227	216,952	217,134	216,677
Book value per common share	$10.08	$9.96	$9.25	$10.08	$9.25
Tangible book value per common share (1)	$9.92	$9.79	$9.07	$9.92	$9.07

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.15	1.47	3.32	1.34	1.65
Interest Rate Spread (2)	4.40	4.59	4.56	4.55	4.34
Net Interest Margin (2)	4.87	5.06	4.99	5.02	4.74
Return on Average Total Equity	6.48	8.39	20.75	7.75	10.64
Return on Average Common Equity	6.59	8.53	21.14	7.88	10.85
Average Total Equity to Average Total Assets	17.73	17.55	15.98	17.35	15.52
Total capital	25.22	25.27	24.00	25.22	24.00
Common equity Tier 1 capital	21.60	21.61	20.30	21.60	20.30
Tier 1 capital	22.00	22.02	20.71	22.00	20.71
Leverage	16.15	16.04	15.37	16.15	15.37
Tangible common equity ratio (1)	17.15	17.03	16.14	17.15	16.14
Dividend payout ratio	30.29	14.24	6.46	18.41	3.25
Efficiency ratio (3)	62.26	55.98	57.32	57.49	58.88

Asset Quality:
Allowance for loan and lease losses to loans held for investment	1.72	1.85	2.22	1.72	2.22
Net charge-offs (annualized) to average loans	0.84	0.61	0.54	0.91	1.09
Provision for loan and lease losses to net charge-offs (4)	44.81	53.48	64.55	49.39	62.55
Non-performing assets to total assets	2.52	2.65	3.81	2.52	3.81
Nonaccrual loans held for investment to total loans held for investment	2.34	2.41	3.57	2.34	3.57
Allowance to total nonaccrual loans held for investment	73.64	76.57	62.15	73.64	62.15
Allowance to total nonaccrual loans held for investment,
excluding residential real estate loans	173.81	185.65	116.41	173.81	116.41

Other Information:
Common Stock Price: End of period	$10.59	$9.98	$8.60	$10.59	$8.60

1- Non-GAAP financial measure. See page 19 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 7 for GAAP to Non-GAAP reconciliations and refer to discussion in Tables 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4- The ratio of the provision for loan and lease losses to net charge-offs, excluding the hurricane-related qualitative reserve releases was 112.63% for the quarter ended December 31, 2018, and 57.28% and 80.43% for the years ended December 31, 2019 and December 31, 2018, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2019	2019	2018	2019	2019	2018	2019	2019	2018

Interest-earning assets:
Money market & other short-term investments	$748,672	$762,934	$436,964	$3,042	$4,081	$2,311	1.61%	2.12%	2.10%
Government obligations (2)	462,015	588,287	791,654	4,818	6,752	7,574	4.14%	4.55%	3.80%
Mortgage-backed securities	1,613,488	1,295,189	1,413,853	12,736	9,820	12,642	3.13%	3.01%	3.55%
FHLB stock	37,256	41,779	40,047	669	660	692	7.12%	6.27%	6.86%
Other investments	4,099	3,395	3,136	12	7	6	1.16%	0.82%	0.76%
Total investments (3)	2,865,530	2,691,584	2,685,654	21,277	21,320	23,225	2.95%	3.14%	3.43%
Residential mortgage loans	2,960,727	3,018,603	3,131,759	39,884	40,610	41,958	5.34%	5.34%	5.32%
Construction loans	108,082	104,816	109,861	1,722	1,691	1,468	6.32%	6.40%	5.30%
C&I and commercial mortgage loans	3,644,319	3,748,186	3,625,395	50,049	55,543	50,847	5.45%	5.88%	5.56%
Finance leases	400,645	378,866	320,759	7,680	7,192	5,990	7.61%	7.53%	7.41%
Consumer loans	1,838,436	1,776,254	1,573,532	52,058	50,904	45,071	11.23%	11.37%	11.36%
Total loans (4) (5)	8,952,209	9,026,725	8,761,306	151,393	155,940	145,334	6.71%	6.85%	6.58%
Total interest-earning assets	$11,817,739	$11,718,309	$11,446,960	$172,670	$177,260	$168,559	5.80%	6.00%	5.84%

Interest-bearing liabilities:
Brokered CDs	$468,715	$502,569	$588,478	$2,724	$2,843	$2,778	2.31%	2.24%	1.87%
Other interest-bearing deposits	6,450,902	6,290,767	6,077,309	18,122	17,498	13,949	1.11%	1.10%	0.91%
Other borrowed funds	284,476	284,150	290,683	3,372	3,651	4,576	4.70%	5.10%	6.25%
FHLB advances	641,011	741,522	698,152	3,473	3,878	3,423	2.15%	2.07%	1.95%
Total interest-bearing liabilities	$7,845,104	$7,819,008	$7,654,622	$27,691	$27,870	$24,726	1.40%	1.41%	1.28%
Net interest income				$144,979	$149,390	$143,833
Interest rate spread							4.40%	4.59%	4.56%
Net interest margin							4.87%	5.06%	4.99%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% (39% for the quarter ended December 31, 2018) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 7 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $2.8 million, $2.4 million and $2.0 million for the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2019	2018	2019	2018	2019	2018

Interest-earning assets:
Money market & other short-term investments	$649,065	$623,892	$13,392	$11,120	2.06%	1.78%
Government obligations (2)	632,959	799,358	26,300	28,044	4.16%	3.51%
Mortgage-backed securities	1,382,589	1,347,979	44,769	45,311	3.24%	3.36%
FHLB stock	40,661	40,389	2,682	2,728	6.60%	6.75%
Other investments	3,403	2,881	32	15	0.94%	0.52%
Total investments (3)	2,708,677	2,814,499	87,175	87,218	3.22%	3.10%
Residential mortgage loans	3,043,672	3,179,487	163,663	170,751	5.38%	5.37%
Construction loans	97,605	117,993	6,253	4,729	6.41%	4.01%
C&I and commercial mortgage loans	3,731,499	3,629,329	213,567	192,632	5.72%	5.31%
Finance leases	370,566	287,400	27,993	21,126	7.55%	7.35%
Consumer loans	1,738,745	1,512,984	197,517	169,978	11.36%	11.23%
Total loans (4) (5)	8,982,087	8,727,193	608,993	559,216	6.78%	6.41%
Total interest-earning assets	$11,690,764	$11,541,692	$696,168	$646,434	5.95%	5.60%

Interest-bearing liabilities:
Brokered CDs	$500,766	$816,229	$11,036	$14,493	2.20%	1.78%
Other interest-bearing deposits	6,238,255	6,057,778	66,746	53,158	1.07%	0.88%
Other borrowed funds	294,798	352,729	16,071	18,384	5.45%	5.21%
FHLB advances	715,433	705,000	14,963	13,549	2.09%	1.92%
Total interest-bearing liabilities	$7,749,252	$7,931,736	$108,816	$99,584	1.40%	1.26%
Net interest income			$587,352	$546,850
Interest rate spread					4.55%	4.34%
Net interest margin					5.02%	4.74%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% (39% for the year ended December 31, 2018) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 7 for GAAP to Non-GAAP reconciliation.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $9.5 million and $7.7 million for the years ended December 31, 2019 and 2018, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 - Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2019	2019	2018	2019	2018

Service charges on deposit accounts	$6,205	$6,108	$5,666	$23,916	$21,679
Mortgage banking activities	4,640	4,396	3,677	17,058	17,228
Insurance income	1,928	1,983	1,801	10,186	8,429
Other operating income	11,632	9,411	9,471	39,909	32,742

Non-interest income before net loss on investments
and gain on early extinguishment of debt	24,405	21,898	20,615	91,069	80,078

Net loss on sale of investments	-	-	(34)	-	(34)
OTTI on debt securities	-	(497)	(50)	(497)	(50)
Net loss on investments	-	(497)	(84)	(497)	(84)

Gain on early extinguishment of debt	-	-	-	-	2,316
	$24,405	$21,401	$20,531	$90,572	$82,310

Table 5 - Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2019	2019	2018	2019	2018

Employees' compensation and benefits	$40,856	$41,409	$40,012	$162,374	$159,494
Occupancy and equipment	16,151	15,129	14,431	63,169	57,942
Deposit insurance premium	1,674	1,465	1,750	6,319	8,909
Other insurance and supervisory fees	919	960	996	3,596	4,603
Taxes, other than income taxes	3,864	3,904	3,680	15,325	14,707
Professional fees:
Collections, appraisals and other credit related fees	2,345	1,797	2,106	7,805	7,505
Outsourcing technology services	6,036	6,206	5,610	23,560	21,075
Other professional fees	3,652	3,872	4,026	14,524	14,917
Credit and debit card processing expenses	3,734	4,764	4,096	16,472	15,546
Business promotion	4,060	4,004	4,356	15,710	14,808
Communications	1,591	1,834	1,666	6,891	6,372
Net loss on OREO operations	3,280	2,578	4,247	14,644	14,452
Merger and restructuring costs	10,850	592	-	11,442	-
Other	3,302	4,319	3,718	16,225	17,472
Total	$102,314	$92,833	$90,694	$378,056	$357,802

Table 6 - Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2019	2019	2018
Balance Sheet Data:
Loans, including loans held for sale	$9,041,682	$9,010,890	$8,901,309
Allowance for loan and lease losses	155,139	165,575	196,362
Money market and investment securities	2,398,157	2,018,198	2,139,503
Intangible assets	35,671	36,438	38,757
Deferred tax asset, net	264,842	273,845	319,851
Total assets	12,611,266	12,530,713	12,243,561
Deposits	9,348,429	9,132,899	8,994,714
Borrowings	854,150	1,024,150	1,074,236
Total preferred equity	36,104	36,104	36,104
Total common equity	2,185,205	2,159,367	2,049,015
Accumulated other comprehensive income (loss), net of tax	6,764	5,124	(40,415)
Total equity	2,228,073	2,200,595	2,044,704

Table 7 - Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2019	2019	2018

Residential mortgage loans	$2,933,773	$2,997,953	$3,163,208

Commercial loans:
Construction loans	111,317	108,862	79,429
Commercial mortgage loans	1,444,586	1,439,362	1,522,662
Commercial and Industrial loans	2,230,876	2,222,496	2,148,111
Commercial loans	3,786,779	3,770,720	3,750,202

Finance leases	414,532	391,373	333,536

Consumer loans	1,867,121	1,808,374	1,611,177
Loans held for investment	9,002,205	8,968,420	8,858,123
Loans held for sale	39,477	42,470	43,186
Total loans	$9,041,682	$9,010,890	$8,901,309

Table 8 - Loan Portfolio by Geography

(In thousands)	As of December 31, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,136,818	$230,769	$566,186	$2,933,773

Commercial loans:
Construction loans	36,102	12,144	63,071	111,317
Commercial mortgage loans	1,012,523	67,377	364,686	1,444,586
Commercial and Industrial loans	1,285,594	105,819	839,463	2,230,876
Commercial loans	2,334,219	185,340	1,267,220	3,786,779

Finance leases	414,532	-	-	414,532

Consumer loans	1,776,675	49,924	40,522	1,867,121
Loans held for investment	6,662,244	466,033	1,873,928	9,002,205

Loans held for sale	33,709	350	5,418	39,477
Total loans	$6,695,953	$466,383	$1,879,346	$9,041,682

(In thousands)	As of September 30, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,182,413	$235,164	$580,376	$2,997,953

Commercial loans:
Construction loans	31,189	12,739	64,934	108,862
Commercial mortgage loans	975,883	68,914	394,565	1,439,362
Commercial and Industrial loans	1,353,520	106,110	762,866	2,222,496
Commercial loans	2,360,592	187,763	1,222,365	3,770,720

Finance leases	391,373	-	-	391,373

Consumer loans	1,714,247	48,942	45,185	1,808,374
Loans held for investment	6,648,625	471,869	1,847,926	8,968,420

Loans held for sale	35,056	-	7,414	42,470
Total loans	$6,683,681	$471,869	$1,855,340	$9,010,890

(In thousands)	As of December 31, 2018
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,313,230	$252,363	$597,615	$3,163,208

Commercial loans:
Construction loans	26,069	11,303	42,057	79,429
Commercial mortgage loans	1,014,023	74,585	434,054	1,522,662
Commercial and Industrial loans	1,351,661	95,900	700,550	2,148,111
Commercial loans	2,391,753	181,788	1,176,661	3,750,202

Finance leases	333,536	-	-	333,536

Consumer loans	1,505,720	46,838	58,619	1,611,177
Loans held for investment	6,544,239	480,989	1,832,895	8,858,123

Loans held for sale	41,794	199	1,193	43,186
Total loans	$6,586,033	$481,188	$1,834,088	$8,901,309

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	December 31,	September 30,	December 31,
	2019	2019	2018
Nonaccrual loans held for investment:
Residential mortgage	$121,408	$127,040	$147,287
Commercial mortgage	40,076	42,525	109,536
Commercial and Industrial	18,773	20,725	30,382
Construction	9,782	6,358	8,362
Consumer and Finance leases	20,629	19,579	20,406
Total nonaccrual loans held for investment	210,668	216,227	315,973

OREO	101,626	103,033	131,402
Other repossessed property	5,115	5,932	3,576
Total non-performing assets, excluding nonaccrual loans held for sale	$317,409	$325,192	$450,951

Nonaccrual loans held for sale	-	6,906	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$317,409	$332,098	$467,062

Past-due loans 90 days and still accruing (2)	$135,490	$144,787	$158,527
Allowance for loan and lease losses	$155,139	$165,575	$196,362
Allowance to total nonaccrual loans held for investment	73.64%	76.57%	62.15%
Allowance to total nonaccrual loans held for investment, excluding residential real estate loans	173.81%	185.65%	116.41%

(1)	Purchased credit impaired loans of $136.7 million accounted for under ASC 310-30 as of December 31, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.

(2)	Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2019 of approximately $27.0 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10 – Non-Performing Assets by Geography

	As of
(In thousands)	December 31,	September 30,	December 31,
	2019	2019	2018
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$97,214	$104,112	$120,707
Commercial mortgage	23,963	25,515	44,925
Commercial and Industrial	16,155	17,096	26,005
Construction	2,024	4,309	6,220
Finance leases	1,354	1,340	1,329
Consumer	18,129	16,989	18,037
Total nonaccrual loans held for investment	158,839	169,361	217,223

OREO	96,585	97,520	124,124
Other repossessed property	4,810	5,700	3,357
Total non-performing assets, excluding nonaccrual loans held for sale	$260,234	$272,581	$344,704
Nonaccrual loans held for sale	-	6,906	16,111
Total non-performing assets, including nonaccrual loans held for sale (1)	$260,234	$279,487	$360,815
Past-due loans 90 days and still accruing (2)	$129,463	$138,860	$153,269

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$10,903	$10,041	$12,106
Commercial mortgage	16,113	17,010	19,368
Commercial and Industrial	2,303	2,347	4,377
Construction	7,758	2,049	2,142
Consumer	467	625	710
Total nonaccrual loans held for investment	37,544	32,072	38,703

OREO	4,909	5,381	6,704
Other repossessed property	146	128	76
Total non-performing assets, excluding nonaccrual loans held for sale	$42,599	$37,581	$45,483
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$42,599	$37,581	$45,483
Past-due loans 90 days and still accruing	$5,898	$5,927	$5,258

United States:
Nonaccrual loans held for investment:
Residential mortgage	$13,291	$12,887	$14,474
Commercial mortgage	-	-	45,243
Commercial and Industrial	315	1,282	-
Construction	-	-	-
Consumer	679	625	330
Total nonaccrual loans held for investment	14,285	14,794	60,047

OREO	132	132	574
Other repossessed property	159	104	143
Total non-performing assets, excluding nonaccrual loans held for sale	$14,576	$15,030	$60,764
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$14,576	$15,030	$60,764
Past-due loans 90 days and still accruing	$129	$-	$-

(1)	Purchased credit impaired loans of $136.7 million accounted for under ASC 310-30 as of December 31, 2019, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered nonaccrual loans due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using an estimated cash flow analysis.
(2)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2019 of approximately $27.0 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended				Year Ended
(Dollars in thousands)	December 31,	September 30,	December 31,		December 31,		December 31,
	2019	2019	2018		2019		2018

Allowance for loan and lease losses, beginning of period	$165,575	$172,011	$200,563		$196,362		$231,843
Provision for loan and lease losses	8,473	7,398	7,649	(1)	40,225	(2)	59,253	(3)
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,930)	(4,414)	(6,009)		(20,079)		(21,383)
Commercial mortgage	(103)	(717)	4,193		(14,690)		(15,986)
Commercial and Industrial	208	1,439	(168)		(3,652)		(7,885)
Construction	(8)	211	60		274		(7,962)
Consumer and finance leases	(13,076)	(10,353)	(9,926)		(43,301)		(41,518)
Net charge-offs	(18,909)	(13,834)	(11,850)		(81,448)		(94,734)
Allowance for loan and lease losses, end of period	$155,139	$165,575	$196,362		$155,139		$196,362

Allowance for loan and lease losses to period end total loans held for investment	1.72%	1.85%	2.22%		1.72%		2.22%
Net charge-offs (annualized) to average loans outstanding during the period	0.84%	0.61%	0.54%		0.91%		1.09%
Provision for loan and lease losses to net charge-offs during the period	0.45x	0.53x	0.65x		0.49x		0.63x
Provision for loan and lease losses to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases in the year ended December 31, 2019, and the fourth quarter and year ended December 31, 2018	0.45x	0.53x	1.13x		0.57x		0.80x

(1) Net of a $5.7 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(2) Net of a $6.4 million net loan loss reserve release associated with the effect of Hurricanes Irma and Maria.
(3) Net of a $16.9 million net loan loss reserve releases associated with the effect of Hurricanes Irma and Maria.

Table 12 – Net Charge-Offs to Average Loans

	December 31,	December 31,	December 31,	December 31,	December 31,
	2019	2018	2017	2016	2015

Residential mortgage	0.66%	0.67%	0.79%	0.93%	0.55%

Commercial mortgage	0.97%	1.03%	2.42%	1.28%	3.12%

Commercial and Industrial	0.16%	0.38%	0.66%	1.11%	1.32%

Construction	-0.28%	6.75%	2.05%	1.02%	1.42%

Consumer and finance leases	2.05%	2.31%	2.12%	2.63%	2.85%

Total loans	0.91%	1.09%	1.33%	1.37%	1.68%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003